GLO CPAs, LLP

12941 Interstate 45 N., Ste. 422
Houston, Texas 77060

P: 281-873-5005
F: 281-873-5383

Certified Public Accountants

June 5, 2008

Office of the Chief Accountant
Securities and Exchange Commission
Washington, D.C. 20549

Dear Sir or Madam:

We have read Item 4.01 included in the Form 8-K dated June 4, 2008 of Hammonds Industries Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

John A. Braden, Audit Partner
GLO CPAs, LLP

cc: Mr. John Stump
Audit Committee Chairman
Hammonds Industries, Inc.